                                                                     EXHIBIT 2.1
                            DISTRIBUTION AGREEMENT


                                  DATED AS OF

                                OCTOBER 1, 1999

                                BY AND BETWEEN

                            WATTS INDUSTRIES, INC.

                                      AND

                          CIRCOR INTERNATIONAL, INC.

                             DISTRIBUTION AGREEMENT


     DISTRIBUTION AGREEMENT ("Agreement") dated as of October 1, 1999 by and among Watts Industries, Inc., a Delaware corporation (together with its successors and permitted assigns, "Watts"), CIRCOR International, Inc., a Delaware corporation (together with its successors and permitted assigns, "Circor") and the subsidiaries of Watts listed on the signature pages hereof.

                                    RECITALS

     A. The Board of Directors of Watts has determined that it is in the best interest of Watts and the stockholders of Watts to spin off the Circor Business (as defined herein) to the stockholders of Watts.

     B. In order to spin off the Circor Business, Watts and its subsidiaries will, pursuant to the Internal Reorganization (as defined below), transfer certain operating assets of the Circor Business and the capital stock of the subsidiaries of Watts engaged solely in the Circor Business.

     C. After the completion of such transfers, Watts will distribute (the "Distribution") to the holders of Watts Common Stock (as defined herein) all of the outstanding shares of Circor Common Stock (as defined herein) at the rate of one share of Circor Common Stock for every two shares of Watts Common Stock outstanding as of the Record Date (as defined herein).

     D. It is the intention of the parties that the Distribution will not be taxable to the stockholders of Watts pursuant to Section 355 of the Code (as defined herein).

     E. The parties have determined that it is necessary and desirable to set forth the principal transactions required to effect the Distribution and to set forth other agreements that will govern certain matters following the Distribution.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:


                            ARTICLE I - DEFINITIONS

     Section 1.01.  Definitions.  As used herein, the following terms have the
                    -----------
following meanings:

     "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

     "Adjustment" means a change in a Tax liability or Tax item made by the IRS or other taxing authority.

     "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     "Ancillary Agreements" means all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Supply Agreement and the Tradename License Agreement.

     "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

     "Carryback Item" means any net operating loss, unused general business credit or other Tax item that under the Code or other Domestic Income Tax law can be used to reduce the Domestic Income Tax liability of a taxable period preceding the taxable period in which such item is created.

     "Carryback Period" means the taxable periods to which a Carryback Item can be applied.

     "Circor Assets" means all Assets that are (i) owned of record or held in the name of a member of the Circor Group, or (ii) described on Schedule A-1
                                                               ------------
attached hereto; provided, that rights to indemnification from third parties in respect of Liabilities that are not Circor Liabilities, including without limitation the rights described on Schedule A-2 attached hereto, shall not be
                                   ------------
Circor Assets but shall remain Assets of the Watts Group after the Distribution.

     "Circor Balance Sheet" means the consolidated balance sheet of Circor as of June 30, 1999 set forth in the Information Statement.

     "Circor Business" means the business conducted by Circor and its subsidiaries on the Distribution Date.

     "Circor Bylaws" means the amended and restated Bylaws of Circor in the form filed as an exhibit to the Form 10 at the time it becomes effective.

     "Circor Certificate" means the restated certificate of incorporation of Circor in the form filed as an exhibit to the Form 10 at the time it becomes effective.

     "Circor Common Stock" means the shares of common stock, $.01 par value, of Circor.

     "Circor Group" means Circor and its subsidiaries, which as of the Distribution Date are listed on Exhibit A.
                                ---------

     "Circor Liabilities" means (i) Liabilities of Circor under this Agreement or any Ancillary Agreement, (ii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities incurred in connection with the conduct or operation of the Circor Business or the ownership or use of the Circor Assets, whether arising before, on or after the Distribution Date, and
(iii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Circor Balance Sheet as increased or reduced in the operation of the Circor Business after June 30, 1999, in case of each of (i), (ii) and (iii), including without limitation the Liabilities listed on Schedule L-1 attached hereto.
   ------------

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Distribution" is defined in the recitals to this Agreement.

     "Distribution Agent" means BankBoston, N.A., in its capacity as agent for Watts in connection with the Distribution.

     "Distribution Date" means October 18, 1999 or such other business day as of which the Distribution shall be effective, as determined by the Board of Directors of Watts.

     "Disclosure Documents" means the Form 10 and the Information Statement.

     "Domestic Income Tax" means any tax imposed under Subtitle A of the Code, any state or local tax imposed on or measured by income, and any related state or local franchise, excise or similar tax that has customarily been included in any provision for income taxes on Watts' financial statements, together with any related interest, penalties, additions to tax and related costs and expenses (including but not limited to legal and accounting fees).

     "Effective Realization" (and the correlative terms "Effectively Realized" and "Effectively Realizes") means, with respect to a Tax Benefit, the first to occur of (i) the receipt by the Watts Group or the Circor Group of cash from a taxing authority reflecting such Tax Benefit or (ii) the application of such Tax Benefit to reduce (A) the tax liability on a Return of the Watts Group or the Circor Group, or (B) any other outstanding tax liability of the Watts Group or the Circor Group.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Final Determination" means the final resolution of any Tax liability ( together with all related interest, penalties and additions to tax) for a taxable period. A Final Determination shall result from the first to occur of:
(i) the expiration of 30 days after the execution by the taxpayers

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and the IRS of an IRS Form 870 or 870-AD (or any successor comparable form) or the expiration of a comparable period with respect to any comparable agreement or form under applicable law unless, within such period, the taxpayer (whether Watts or Circor) gives notice to the other party of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by filing a timely claim for refund; (ii) a decision, judgment, decree or other order of a court of competent jurisdiction with respect to any Tax liability that has become final and is not subject to further judicial review by appeal or otherwise; (iii) the execution of a closing agreement under Section 7121 of the Code or the official acceptance by the IRS of an offer in compromise under
Section 7122 of the Code, or comparable agreements under applicable law; (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS; (v) any other final disposition of a Tax liability by reason of the expiration of the applicable statute(s) of limitations; or (vi) any other event that the parties agree is a final and irrevocable determination of the Tax liability at issue.

     "Form 10" means the registration statement on Form 10 filed by Circor with the Commission to effect the registration of the Circor Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

     "Group" means the Watts Group or the Circor Group, as applicable.

     "Information Statement" means the information statement contained in the Form 10 and to be sent to each holder of Watts Common Stock in connection with the Distribution.

     "Intercompany Tax Payment" means any payment between the Watts Group and the Circor Group required under Article VII of this Agreement.

     "Internal Reorganization" means the transactions set forth in the Sequence of Transactional Steps attached hereto as Exhibit B.

     "IRS" means the Internal Revenue Service.

     "Letter Ruling" means the private letter ruling received from the IRS and dated September 13, 1999 regarding the federal income tax consequences of the Distribution and the Internal Reorganization.

     "Letter Ruling Request" means the request for the Letter Ruling submitted to the IRS and dated January 28, 1999 and accompanying documents, together with all supplements thereto and accompanying documents.

     "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Other Tax" means any Tax other than a Domestic Income Tax or Transaction Tax.

     "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any governmental authority.

     "Record Date" means the date designated by Watts' Board of Directors as the record date for determining the stockholders of Watts entitled to receive the Distribution.

     "Return" means any Tax return, statement, report, form or election (including, without limitation, estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority, in each case as amended and finally adjusted.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Spin-Off Tax" means any Domestic Income Tax incurred by the Watts Group or the Circor Group as a result of the Distribution failing to qualify as a transaction described in Code Section 355 or through the application of Code
Section 355(d) or (e).

     "Supply Agreement" means the Supply Agreement entered into on or before the Distribution Date between Watts and Circor, as amended from time to time.

     "Tax" means any Domestic Income Tax or Transaction Tax, any tax imposed under the Code, and any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding (as payor or recipient), payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental, windfall, premium, custom, duty or other tax, recording fee, governmental fee or other like assessment or charge of any kind whatsoever imposed by any domestic or foreign jurisdiction, together with any related interest, penalties, additions to tax and related costs and expenses (including but not limited to legal and accounting fees).

     "Tax Benefit" means any item of loss, deduction, amortization, credit, exclusion from income or similar item that reduces a Tax liability and would not, but for an Adjustment, be allowable.

     "Tax Counsel" means an attorney, law firm, accountant, accounting firm or other person with an expertise in Tax matters.

     "Tax Proceeding" means any Tax audit, dispute or proceeding (whether administrative or judicial).

     "Trademark License Agreement" means the Trademark License Agreement entered into on or before the Distribution Date between Watts and Circor, as amended from time to time.

     "Tradenames" has the meaning set forth in Section 3.06.

     "Transaction Tax" means any Tax incurred as a result of the transactions provided for in this Agreement other than a Domestic Income Tax.

     "Watts Assets" means all Assets that are owned of record or held in the name of the Watts Group, excluding any Circor Assets.

     "Watts Business" means the business now or formerly conducted by Watts and its present and former subsidiaries, other than the Circor Business.

     "Watts Common Stock" means, collectively, the class A common stock, $.01 par value and class B common stock, $.01 par value, of Watts.

     "Watts Group" means Watts and its subsidiaries, excluding any member of the Circor Group.

     "Watts Liabilities" means (i) Liabilities of Watts under this Agreement or any Ancillary Agreement and (ii) Liabilities, other than Circor Liabilities, incurred in connection with the operation of the Watts Business, whether arising before, on or after the Distribution Date, including without limitation the Liabilities listed on Schedule L-2 attached hereto.


                          ARTICLE II - THE DISTRIBUTION

     Section 2.01.  Actions to be Taken Prior to the Distribution.
                    ---------------------------------------------

     Watts and Circor shall take the following actions before the Distribution
Date:

          (a) Watts and Circor shall prepare, and Circor shall file with the Commission, the Form 10, which shall include the Information Statement. The Information Statement shall set forth appropriate disclosure concerning Circor, the Distribution and any other appropriate matters. Watts and Circor shall use all reasonable efforts to cause the Form 10 to become effective under the Exchange Act. Watts shall mail the Information Statement to the holders of Watts Common Stock as of the Record Date.

          (b) Watts and Circor shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective as of the Distribution Date any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Circor.

          (c) Watts and Circor shall by means of a stock split or stock distribution cause the number of outstanding shares of Circor Common Stock to be equal to the number of shares to be distributed in the Distribution.

          (d) Circor shall prepare, file and pursue an application to permit listing of the Circor Common Stock on the New York Stock Exchange.

     Section 2.02.  Watts Board Action; Conditions Precedent to the
                    -----------------------------------------------
Distribution. Watts' Board of Directors shall, in its sole discretion,
------------
establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied or waived by both Watts and Circor:

          (a) the Internal Reorganization shall have been completed;

          (b) Watts shall have received a private letter ruling from the Internal Revenue Service, in form and substance satisfactory to Watts, that the Distribution will not be taxable to the shareholders of Watts pursuant to
Section 355 of the Code;

          (c) any necessary government approvals shall have been received and be in full force and effect;

          (d) the Form 10 shall have become and remain effective under the Exchange Act;

          (e) Circor's Board of Directors, as named in the Form 10, shall have been elected, and the Circor Certificate and Circor Bylaws shall be in effect;

          (f) Watts and Circor shall have entered into the Ancillary Agreements;

          (g) the Circor Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of distribution; and

          (h) Circor shall have obtained debt financing in amounts and on terms and conditions satisfactory to Circor.

      Section 2.03.  The Distribution. On or before the Distribution Date,
                     ----------------
subject to satisfaction or waiver of the conditions set forth in this Agreement, Watts shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Circor Common Stock held by Watts, endorsed in blank, and shall instruct the Distribution Agent, except as otherwise provided in Section 2.04, to distribute to each holder of record of Watts Common Stock on the Record Date a certificate or certificates representing one share of Circor Common Stock for each two shares of Watts Common Stock held by such holder.

Circor agrees to provide all share certificates and any information that the Distribution Agent shall require in order to effect the Distribution.

      Section 2.04.  Fractional Shares.  The Distribution Agent will not
                     -----------------
distribute any fractional share of Circor Common Stock to any holder. Watts shall instruct the Distribution Agent to aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market or otherwise (in each case at then prevailing trading prices) and, after completion of such sales, distribute a pro rata portion of the proceeds from such sales, based upon the average gross selling price of all such Circor Common Stock, less a pro rata portion of the aggregate brokerage commissions payable in connection with such sales and net any amount required to be withheld under applicable law, to each holder of Watts Common Stock who would otherwise have received a fractional share of Circor Common Stock.


        ARTICLE III - INTERNAL REORGANIZATION; TRANSITION ARRANGEMENTS

      Section 3.01.  Internal Reorganization; Discharge of Liabilities.
                     -------------------------------------------------

          (a) On the Distribution Date, Watts will effect and will cause its subsidiaries to effect the Internal Reorganization. In connection therewith, Watts shall execute and deliver, and shall cause its subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Watts' and its subsidiaries' right, title and interest in and to the Circor Assets to the Circor Group, and the assumption by the Circor Group of all the Circor Liabilities.

          (b) Except as otherwise expressly provided herein or in any of the Ancillary Agreements, on the Distribution Date, whether or not all Circor Assets and Circor Liabilities shall have been legally transferred to and assumed by the Circor Group, (i) all Circor Assets are intended to be and shall become exclusively the Assets of the Circor Group, (ii) all Circor Liabilities are intended to be and shall become exclusively the Liabilities of the Circor Group and (iii) all other Assets and Liabilities of Watts and its subsidiaries are intended to be and shall remain exclusively the Assets or Liabilities of the Watts Group.

          (c) Circor agrees that on and after the Distribution Date it will pay, perform and discharge, or cause to be paid, performed or discharged, all of the Circor Liabilities in accordance with their respective terms.

          (d) Watts agrees that on and after the Distribution Date it will pay, perform and discharge, or cause to be paid, performed and discharged, all of the Watts Liabilities in accordance with their respective terms.

          (e) In the event that any transfer, assignment or conveyance of an Asset required hereby is not effected on or before the Distribution Date, the obligation to transfer such Asset shall continue past the Distribution Date and shall be accomplished as soon thereafter as practicable.

          (f) If any Circor Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Distribution Date, then such Circor Asset shall not be transferred until such consent has been obtained, and Watts shall cause the owner of such Circor Asset to use all reasonable efforts to provide to the appropriate member of the Circor Group all the rights and benefits under such Circor Asset and cause such owner to enforce such Circor Asset for the benefit of the Circor Group. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Circor Asset.

          (g) From and after the Distribution Date, each party shall promptly transfer or cause the members of its Group to promptly transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of the other party's Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belongs to a member of the other Group shall be transferred to the other Group by wire transfer not more than five (5) business days after receipt of such payment.

     Section 3.02.  Termination of Agreements.
                    -------------------------

          (a) Except as set forth in Section 3.02(b), in furtherance of the releases and other provisions of Section 4.01 hereof, Circor and each member of the Circor Group, on the one hand, and Watts and each member of the Watts Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Circor and/or any member of the Circor Group, on the one hand, and Watts and/or any member of the Watts Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

          (b) The provisions of Section 3.02(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and each other agreement or instrument expressly contemplated by this Agreement or the Ancillary Agreements to be entered into by any of the parties hereto or any of the members of their respective Groups; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 3.02(b)(ii); and
(iii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

     Section 3.03.  Disclaimer of Representations and Warranties.
                    --------------------------------------------

          (a) Each of Watts (on behalf of itself and each member of the Watts Group) and Circor (on behalf of itself and each member of the Circor Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any security interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an "as is," "where is" basis.

      Section 3.04.  Insurance.
                     ---------

          (a) Before the Distribution Date, Watts and Circor will cooperate in obtaining insurance (or binders therefor) providing coverage to the Circor Group on terms and conditions satisfactory to Circor.

          (b) Watts will use all reasonable efforts to maintain directors' and officers' liability insurance at substantially the level of Watts's current directors' and officers' liability insurance policy with respect to the directors and officers of Watts who will become directors and officers of Circor as of the Distribution Date for acts as directors and officers of members of the Watts Group during periods prior to the Distribution Date.

          (c) Watts will pay or reimburse the Circor Group for the amount of any deductible or self-insured retention maintained by Watts in respect of any loss or damage to any Circor Assets in excess of normal intercompany deductibles incurred on or before the Distribution Date that would be covered by insurance maintained by Watts but for such deductible or self-insured retention. Circor shall submit to Watts such evidence of the loss as Watts may reasonably require.

      Section 3.05.  Certain Property Matters.  Except as set forth in the
                     ------------------------
Trademark License Agreement:

          (a) After the Distribution Date neither party shall, directly or indirectly, use any name or any other trademark or tradename (collectively, the "Tradenames") of the other party or its Group or any tradename or trademark likely to cause confusion with the Tradenames of the other party or its Group.

          (b) After the Distribution Date, each party shall have the right to sell existing inventory and to use existing brochures, packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any Tradenames until the earlier of (i) one (1) year after the Distribution Date and (ii) the date existing stocks are exhausted. Each party shall comply with all applicable laws or regulations in any use of packaging or labeling containing the Tradenames.

          (c) Neither party shall be obligated to change the Tradenames on finished goods in inventory and other materials in the hands of dealers, distributors and customers at the time of expiration of a time period set forth in (b) above.

          (d) Each party agrees to use reasonable efforts to cease using the Tradenames of the other party on buildings, cars, trucks and other fixed assets as soon as possible but in any event within a period not to exceed one (1) year after the Distribution Date.


                         ARTICLE IV - INDEMNIFICATION

     Section 4.01.  Release of Pre-closing Claims.
                    -----------------------------

          (a) Except as provided in Section 4.01(c), effective as of the Distribution Date, Circor does hereby, for itself and each other member of the Circor Group, their respective Affiliates (other than any member of the Watts Group), successors and assigns, release and forever discharge Watts, the members of the Watts Group, their respective Affiliates (other than any member of the Circor Group), successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Internal Reorganization and the Distribution.

          (b) Except as provided in Section 4.01(c), effective as of the Distribution Date, Watts does hereby, for itself and each other member of the Watts Group, their respective Affiliates (other than any member of the Circor Group), successors and assigns, release and forever discharge Circor, the respective members of the Circor Group, their respective Affiliates (other than any member of the Watts Group), successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the

Distribution Date, including in connection with the transactions and all other activities to implement any of the Internal Reorganization and the Distribution.

          (c) Nothing contained in Section 4.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in
Section 3.02(b) or the applicable Schedules thereto not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 4.01(a) or (b) shall release any member of the Circor Group or any member of the Watts Group from the Circor Liabilities or the Watts Liabilities, respectively.

          (d) Circor shall not make, and shall not permit any member of the Circor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Watts or any member of the Watts Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Watts shall not, and shall not permit any member of the Watts Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Circor or any member of the Circor Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

          (e) It is the intent of each of Watts and Circor by virtue of the provisions of this Section 4.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Circor or any member of the Circor Group, on the one hand, and Watts or any member of the Watts Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

      Section 4.02.  Circor Indemnification of the Watts Group.  On and after
                     -----------------------------------------
the Distribution Date, Circor shall indemnify, defend and hold harmless each member of the Watts Group and each of their respective directors, officers, employees and agents (the "Watts Indemnitees") from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys, fees and expenses in connection with any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Watts Indemnitees and arising out of, or due to the failure of Circor or any member of the Circor Group to pay, perform or otherwise discharge, any of the Circor Liabilities, whether before or after the Distribution Date.

      Section 4.03.  Watts Indemnification of the Circor Group.  On and after
                     -----------------------------------------
the Distribution Date, Watts shall indemnify, defend and hold harmless each member of the Circor Group and each of their respective directors, officers, employees and agents (the "Circor Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Circor Indemnitees and arising out of, or due to the failure of Watts or any member of the Watts Group to pay, perform or otherwise discharge, any of the Watts Liabilities, whether before or after the Distribution Date.

      Section 4.04.  Insurance and Third Party Obligations.  The parties intend
                     -------------------------------------
that any Liability subject to indemnification pursuant to this Article IV will be net of insurance proceeds and tax benefits (if any) that actually reduce the amount of the Liability. Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnified Party will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives insurance proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds had been received or realized before the Indemnity Payment was made. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions; (b) relieved of the responsibility to pay any claims for which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder. Nothing contained in this Agreement shall obligate any member of any Group to seek to collect or recover any insurance proceeds.

     Section 4.05.  Survival.  The rights and obligations of each party under
                    --------
this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

                    ARTICLE V - INDEMNIFICATION PROCEDURES

      Section 5.01.  Notice and Payment of Claims.  If any Watts Indemnitee or
                     ----------------------------
Circor Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article IV (other than in connection with any Action or claim subject to Section 6.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within thirty (30) days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party objects to a claim for indemnification or the amount thereof or does not respond to such claim within the same thirty (30) day period, the Indemnified Party may exercise any and all of its rights under this Agreement and applicable law with respect to such claim.

      Section 5.02. Notice and Defense of Third-Party Claims.
                    ----------------------------------------

          (a) Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof describing the Third-Party Claim in reasonable detail. The failure of the Indemnified Party to give notice as provided in this Section 5.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within thirty (30) days after receipt of such notice (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party may by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 5.02; provided that if the Indemnifying Party does not within the same thirty (30) day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have rejected any liability for such Third-Party Claim. Any contest of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense.

     If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any such remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under Article IV, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the

Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within fifteen (15) days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within fifteen (15) days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

                ARTICLE VI - ALLOCATION OF PENSION PLAN ASSETS

     Section 6.01.  Establishment of Plans.
                    ----------------------

          (a) Circor shall establish the CIRCOR International, Inc. Retirement Plan for Salaried Employees (the "Circor Salaried Plan") and the CIRCOR International, Inc. Retirement Plan for Hourly Employees (the "Circor Hourly Plan"), to be effective immediately following the Distribution. Participants in the Watts Industries, Inc. Retirement Plan for Salaried Employees (the "Watts Salaried Plan") who are employees of the Circor Group immediately after the Distribution will become participants in the Circor Salaried Plan as of such time, and participants in the Watts Industries, Inc. Hourly Pension Plan (the "Watts Hourly Plan") who are employees of the Circor Group immediately after the Distribution will become participants in the Circor Hourly Plan as of such time. Eligible employees of the Circor Group after the Distribution shall become participants in the Circor Salaried Plan or the Circor Hourly Plan, as appropriate.

          (b) Watts currently maintains the Watts Industries, Inc. 401(k) Savings Plan (the "Watts 401(k) Plan"). Effective September 1, 1999, Watts shall adopt a 401(k) plan with provisions substantially similar to those of the Watts 401(k) Plan (the "Circor International, Inc. 401(k) Savings Plan") except that participation in the Circor Group 401(k) Plan shall be limited to employees of the Circor Group. Watts shall transfer the assets, forfeitures and outstanding promissory notes of the Watts 401(k) Plan which are attributable to participants who are or were, and beneficiaries of, employees of the Circor Group, to the Circor Group 401(k) Plan on or about September 1, 1999. Beginning with the effective date of the Circor Group 401(k) Plan until the Distribution, all eligible employees of the Circor Group shall become participants in the Circor Group 401(k) Plan. At the Distribution, Watts shall transfer sponsorship of the Circor Group 401(k) Plan to Circor. Eligible employees of the Circor Group after the Distribution shall become participants in the Circor 401(k) Plan.

     Section 6.02.  Allocation of Assets and Liabilities.  The assets and
                    ------------------------------------
liabilities of the Watts Salaried Plan and the Watts Hourly Plan shall be allocated between Watts and Circor as described herein:

          (a) Watts Salaried Plan.  The assets and liabilities of the Watts
              -------------------
Salaried Plan shall be allocated between Watts and Circor, and the assets and liabilities allocated to Circor shall be transferred to the Circor Salaried Plan, based upon the following methodology:

              (1) the total value of plan assets of the Watts Salaried Plan as of the Distribution Date shall be determined by adding (i) the fair market value of the assets of such plan as of the Distribution Date and (ii) the portion of the minimum required contribution for the 1999 plan year for such plan which has not yet been contributed to such plan by the Distribution Date;

              (2) the plan termination liability (the "PTL") shall be determined for the Watts Salaried Plan as of the Distribution Date ("Total Salaried Plan PTL"). The PTL shall be the amount of benefits that would be provided as benefits to participants in the Watts Salaried Plan pursuant to Section 4044 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations thereunder if the plan terminated, using the assumptions used by the Pension Benefit Guaranty Corporation as of the Distribution Date as required by Treas. Reg. Section 1.414(l)-1(b)(5)(ii). The Total Salaried Plan PTL determined for the Watts Salaried Plan shall be bifurcated into (1) the PTL of the group of participants in the Watts Salaried Plan who will become employees of the Circor Group immediately following the Distribution (the "Circor Salaried Plan PTL"), and (2) the difference between the Total Salaried Plan PTL less the Circor Salaried Plan PTL (the "Non-Circor Salaried Plan PTL");

              (3) (i) If the total value of plan assets of the Watts Salaried Plan is greater than or equal to the Total Salaried Plan PTL, a portion of such assets shall be allocated to Circor by multiplying the total amount of such assets by a fraction, the numerator of which is the Circor Salaried Plan PTL and the denominator of which is the Total Salaried Plan PTL.

                  (ii) If the total value of plan assets of the Watts Salaried Plan is less than the Total Salaried Plan PTL, the portion of plan assets which shall be allocated to Watts and Circor shall be based on the priority categories under Section 4044 of ERISA, as required by Treas. Reg. Section 1.414(l)- 1(b)(5)(ii).

              (4) Within a reasonable time after the assets of the Watts Salaried Plan have been allocated as set forth above, the amount of assets allocated to Circor which shall be transferred in cash or in kind to the Circor Salaried Plan on the Salaried Plan Transfer

Date (as defined herein) shall be equal to the sum of the amount allocated to Circor as of the Distribution Date, plus a pro-rata amount of the investment return earned by the Watts Salaried Plan from the Distribution Date to the most recent monthly statement date prior to the Salaried Plan Transfer Date, plus interest, at a rate equal to the average of the daily 3-month Treasury bill rates which are published each business day in the Wall Street Journal for the period of time beginning on the first business day after the most recent monthly statement date and ending on the last business day before the Salaried Plan Transfer Date, on such allocated assets from the most recent monthly statement date to the Salaried Plan Transfer Date, less Salaried Plan Allocated Benefit Payments (as defined herein) and Salaried Plan Allocated Expenses (as defined herein) from the Distribution Date to the Salaried Plan Transfer Date.

     For purposes hereof, the "Salaried Plan Transfer Date" shall be defined as the date that plan assets from the Watts Salaried Plan are transferred to the trust for the Circor Salaried Plan, which date shall occur as soon as reasonably practicable following receipt by Circor of a favorable determination letter from the Internal Revenue Service to the effect that the Circor Salaried Plan meets the qualification requirements of Code Section 401(a) or an opinion from Circor's legal counsel which is reasonably satisfactory to Watts to the effect that the Circor Salaried Plan meets the qualification requirements of Code
Section 401(a). For purposes hereof, "Salaried Plan Allocated Benefit Payments" shall be equal to any benefit payments made under the Watts Salaried Plan to or in respect of any individual who was a participant in such plan as of the Distribution, who is an employee of the Circor Group immediately following the Distribution and who becomes eligible for benefit payments following the Distribution but prior to the Salaried Plan Transfer Date. For purposes hereof, "Salaried Plan Allocated Expenses" shall be equal to any administrative expenses paid by the trust of the Watts Salaried Plan after the Distribution which are attributable to the administration of the Watts Salaried Plan with respect to participants in the Watts Salaried Plan as of the Distribution who are employees of the Circor Group immediately following the Distribution, including, but not limited to, PBGC premium payments, consulting fees or accounting fees. Notwithstanding the foregoing, Watts shall pay any and all expenses associated with the allocation and transfer of assets from the Watts Salaried Plan to the Circor Salaried Plan.

          (b) Watts Hourly Plan.  The assets and liabilities of the Watts Hourly
              -----------------
Plan shall be allocated between Watts and Circor, and the assets and liabilities allocated to Circor shall be transferred to the Circor Hourly Plan, based upon the following methodology:

              (1) the total value of plan assets of the Watts Hourly Plan as of the Distribution Date shall be determined by adding (i) the fair market value of the assets of such plan as of the Distribution Date and (ii) the portion of the minimum required contribution for the 1999 plan year for such plan which has not yet been contributed to such plan by the Distribution Date;

              (2) the plan termination liability (the "PTL") shall be determined for the Watts Hourly Plan as of the Distribution Date ("Total Hourly Plan PTL"). The PTL shall be the amount of benefits that would be provided as benefits to participants in the Watts Hourly

Plan pursuant to Section 4044 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations thereunder if the plan terminated, using the assumptions used by the Pension Benefit Guaranty Corporation as of the Distribution Date as required by Treas. Reg. Section 1.414(l)-1(b)(5)(ii). The Total Hourly Plan PTL determined for the Watts Hourly Plan shall be bifurcated into (1) the PTL of the group of participants in the Watts Hourly Plan who will become employees of the Circor Group immediately following the Distribution (the "Circor Hourly Plan PTL"), and (2) the difference between the Total Hourly Plan PTL less the Circor Hourly Plan PTL (the "Non-Circor Hourly Plan PTL");

              (3) (i) If the total value of plan assets of the Watts Hourly Plan is greater than or equal to the Total Hourly Plan PTL, a portion of such assets shall be allocated to Circor by multiplying the total amount of such assets by a fraction, the numerator of which is the Circor Hourly Plan PTL and the denominator of which is the Total Hourly Plan PTL.

                  (ii) If the total value of plan assets of the Watts Hourly Plan is less than the Total Hourly Plan PTL, the portion of plan assets which shall be allocated to Watts and Circor shall be based on the priority categories under Section 4044 of ERISA, as required by Treas. Reg. Section 1.414(l)- 1(b)(5)(ii).

              (4) Within a reasonable time after the assets of the Watts Hourly Plan have been allocated as set forth above, the amount of assets allocated to Circor which shall be transferred in cash or in kind to the Circor Hourly Plan on the Hourly Plan Transfer Date (as defined herein) shall be equal to the sum of the amount allocated to Circor as of the Distribution Date, plus a pro-rata amount of the investment return earned by the Watts Hourly Plan from the Distribution Date to the most recent monthly statement date prior to the Hourly Plan Transfer Date, plus interest, at a rate equal to the average of the daily 3-month Treasury bill rates which are published each business day in the Wall Street Journal for the period of time beginning on the first business day after the most recent monthly statement date and ending on the last business day before the Hourly Plan Transfer Date, on such allocated assets from the most recent monthly statement date to the Hourly Plan Transfer Date, less Hourly Plan Allocated Benefit Payments (as defined herein) and Hourly Plan Allocated Expenses (as defined herein) from the Distribution Date to the Hourly Plan Transfer Date.

     For purposes hereof, the "Hourly Plan Transfer Date" shall be defined as the date that plan assets from the Watts Hourly Plan are transferred to the trust for the Circor Hourly Plan, which date shall occur as soon as reasonably practicable following receipt by Circor of a favorable determination letter from the Internal Revenue Service to the effect that the Circor Hourly Plan meets the qualification requirements of Code Section 401(a) or an opinion from Circor's legal counsel which is reasonably satisfactory to Watts to the effect that the Circor Hourly Plan meets the qualification requirements of Code Section 401(a). For purposes hereof, "Hourly Plan Allocated Benefit Payments" shall be equal to any benefit payments made under the Watts Hourly Plan to or in respect of any individual who was a participant in such plan as of the Distribution, who is an employee of the Circor Group immediately following the Distribution and who becomes eligible for benefit payments following the

Distribution but prior to the Hourly Plan Transfer Date. For purposes hereof, "Hourly Plan Allocated Expenses" shall be equal to any administrative expenses paid by the trust of the Watts Hourly Plan after the Distribution which are attributable to the administration of the Watts Hourly Plan with respect to participants in the Watts Hourly Plan as of the Distribution who are employees of the Circor Group immediately following the Distribution, including, but not limited to, PBGC premium payments, consulting fees or accounting fees. Notwithstanding the foregoing, Watts shall pay any and all expenses associated with the allocation and transfer of assets from the Watts Hourly Plan to the Circor Hourly Plan.

     Section 6.03.  Reporting Requirements.  Watts and Circor shall each
                    ----------------------
reasonably cooperate with the other party with respect to any required Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation reporting for the transfer of assets described herein.

                           ARTICLE VII - TAX MATTERS

     Section 7.01.  Returns and Tax Proceedings.
                    ---------------------------

          (a) Domestic Income Taxes.  With respect to Domestic Income Taxes,
              ---------------------
Watts shall be responsible for filing Returns for members of the Watts Group and members of the Circor Group for taxable periods beginning before the Distribution Date.

          (b) Other Taxes.  With respect to Other Taxes, responsibility for
              -----------
filing a Return shall fall on the party that under Section 7.03(b) is responsible for paying the Other Tax to which the Return relates.

          (c) Post-Distribution Periods.  With respect to Domestic Income Taxes
              -------------------------
for taxable periods other than taxable periods beginning before the Distribution Date, Watts shall be responsible for filing Returns for members of the Watts Group, and Circor shall be responsible for filing Returns for members of the Circor Group.

          (d) Transaction Taxes.  Watts shall be responsible for filing Returns
              -----------------
relating to Transaction Taxes.

          (e) Tax Proceedings.  Except as provided in Section 7.06(a), the party
              ---------------
responsible for filing a Return under this Section 7.01 shall have full control over any Tax Proceeding regarding matters subject to such Return.

     Section 7.02.  Tax Return Positions.  Watts and Circor agree that, except
                    --------------------
as otherwise provided herein, the transactions contemplated in this Agreement shall be treated by Watts and Circor on all Returns in a manner which conforms to the representations, undertakings and statements made in the Letter Ruling Request. In their preparation and filing of Returns, both the Watts Group and the Circor Group shall follow prior methods, practices and procedures

(except to the extent that departure from such methods, practices and procedures would not materially adversely affect members of the other Group and Watts shall not discriminate against members of the Circor Group in the preparation of Returns under Section 7.01(a).

     Section 7.03.  Responsibility for Taxes Generally.
                    ----------------------------------

          (a) Domestic Income Taxes.
              ---------------------

              (i) Except as otherwise provided herein, the Watts Group shall pay, and shall indemnify and hold harmless each member of the Circor Group from, all Domestic Income Taxes with respect to which Watts is responsible for filing a Return under Section 7.01(a) and (c), and the Watts Group shall be entitled to receive and retain all refunds of Income Taxes for which the Watts Group would have been responsible hereunder in the absence of the refund.

              (ii) Except as otherwise provided herein, the Circor Group shall pay, and shall indemnify and hold harmless each member of the Watts Group from, all Domestic Income Taxes with respect to which Circor is responsible for filing a Return under Section 7.01(c), and the Circor Group shall be entitled to receive and retain all refunds of Income Taxes for which the Circor Group would have been responsible hereunder in the absence of the refund.

          (b)  Other Taxes.
               -----------

              (i) Except as otherwise provided herein, the Watts Group shall pay, and shall indemnify and hold harmless each member of the Circor Group from, all Other Taxes attributable to a Watts Asset or the operation of the Watts Business, and the Watts Group shall be entitled to receive and retain all refunds of Other Taxes for which the Watts Group would have been responsible hereunder in the absence of the refund.

              (ii) Except as otherwise provided herein, the Circor Group shall pay, and shall indemnify and hold harmless each member of the Watts Group from, all Other Taxes attributable to a Circor Asset or the operation of the Circor Business, and the Circor Group shall be entitled to receive and retain all refunds of Other Taxes for which the Circor Group would have been responsible hereunder in the absence of the refund.

              (iii) In no event shall the Circor Group be required to reimburse the Watts Group for Other Taxes actually paid by the Watts Group prior to the Distribution Date.

          (c) Transaction Taxes.  Except as otherwise provided herein, the Watts
              -----------------
Group shall pay, and shall indemnify and hold harmless each member of the Circor Group from, all Transaction Taxes, and the Watts Group shall be entitled to receive and retain all refunds of Transaction Taxes for which the Watts Group would have been responsible hereunder in the absence of the refund.

          (d)  Tax Benefits.
               ------------

              (i) If an Adjustment to any Return filed by Watts under Section 7.01(a) or (c) results in a Tax Benefit to the Circor Group, Circor shall pay Watts an amount equal to the cash value of such Tax Benefit (net of any concomitant increase in any Tax liability incurred by the Circor Group) as and to the extent that such Tax Benefit is Effectively Realized.

              (ii) If an Adjustment to any Return filed by Circor under Section 7.01(c) results in a Tax Benefit to the Watts Group, Watts shall pay Circor an amount equal to the cash value of such Tax Benefit (net of any concomitant increase in any Tax liability incurred by the Watts Group) as and to the extent that such Tax Benefit is Effectively Realized.

          (e) Carrybacks.  If the Carryback Period of a Circor Carryback Item
              ----------
includes a taxable period subject to a Return filed by Watts under Section 7.01(a), Circor shall elect (under Code Section 172(b)(3) and (f)(6) and any other applicable Code provision and, to the extent feasible, any similar provision of applicable state or local Income Tax law) to relinquish such Carryback Period unless the parties agree otherwise.

          (f) Allocation.  Neither Watts nor Circor shall make the election
              ----------
available under Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items of members of the Circor Group unless the parties agree otherwise.

     Section 7.04.  Responsibility for Spin-Off Tax; Covenants.
                    ------------------------------------------

          (a) Circor Responsibility.  Circor and any successor shall be
              ---------------------
responsible for, and shall indemnify and hold harmless each member of the Watts Group from, any loss (including but not limited to any increase in Domestic Income Taxes and reasonable expenses) directly or indirectly caused by a Spin-Off Tax that is attributable to any action or omission of any members of the Circor Group (or any successor).

          (b) Watts Responsibility.  Watts and any successor shall be
              --------------------
responsible for, and shall indemnify and hold harmless each member of the Circor Group from, any loss (including but not limited to any increase in Domestic Income Taxes and reasonable expenses) directly or indirectly caused by a Spin-Off Tax that is attributable to any action or omission of any member of the Watts Group (or any successor).

          (c) Shared Responsibility.  If a Spin-Off Tax is incurred and
              ---------------------
responsibility for such Spin-Off Tax under Section 7.04(a) and (b) rests with both Groups, then the liability for such Spin-Off Tax shall be apportioned between the Groups in accordance with their relative responsibilities. If a Spin-Off Tax is incurred and responsibility for such Spin-Off Tax under Section 7.04(a) and (b) rests with neither Group, then the liability for such Spin-Off Tax shall be apportioned between the Groups in a fair and equitable manner.

          (d) Circor Covenants.  Circor covenants and agrees to:
              ----------------

              (i) engage in a public offering of a significant amount of Circor stock within one year of the Distribution Date in a manner consistent with the Letter Ruling and the Letter Ruling Request;

              (ii) not participate in any merger, reorganization, acquisition, equity restructuring or other transaction that results in one or more persons acquiring in Circor a 50% or greater interest, within the meaning of Section 355(e) of the Code, within two years of the Distribution Date; and

              (iii) not undertake any action (or inaction) that is inconsistent with any undertaking, representation or statement made in the Letter Ruling Request or set forth in the Letter Ruling.

          (e) Watts Covenants.  Watts covenants and agrees to:
              ---------------

              (i) not participate in any merger, reorganization, acquisition, equity restructuring or other transaction that results in one or more persons acquiring in Watts a 50% or greater interest, within the meaning of Section 355(e) of the Code, within two years of the Distribution Date; and

              (ii) not undertake any action (or inaction) that is inconsistent with any undertaking, representation or statement made in the Letter Ruling Request or set forth in the Letter Ruling.

          (f) Exceptions.  Notwithstanding the foregoing, Watts or Circor may
              ----------
act or fail to act in a way that is contrary to the covenants in Section 7.04(d) and (e) if prior to such action (or inaction) Watts or Circor, as the case may be, (i) promptly notifies the other party that it intends to pursue such action (or inaction), and (ii) obtains an opinion from Goodwin, Procter & Hoar llp (or other mutually acceptable Tax Counsel) or a ruling from the IRS to the effect that such action (or inaction) will not result in a Spin-Off Tax.

     Section 7.05.  Payments.
                    --------

          (a) Interest.  Any Intercompany Tax Payment that is not paid when due
              --------
under Section 7.03(d) (or, where Section 7.03(d) is inapplicable, under Article
X) shall bear interest as provided in Article X.

          (b) Reporting.  Watts and Circor agree that all Intercompany Tax
              ---------
Payments shall be reported for U.S. federal income tax purposes as non-deductible and non-taxable.

     Section 7.06.  Cooperation and Exchange of Information.
                    ---------------------------------------

          (a)  Tax Proceedings.
               ---------------

              (i) Notice.  If during the course of a Tax Proceeding under the
                  ------
control of one party (whether Watts or Circor, and whether such control is pursuant to Section 7.01(e) or pursuant to applicable Tax law) (the "Tax Indemnitee") any taxing authority proposes or indicates an intention to propose an Adjustment which would result, if confirmed by a Final Determination, in a loss against which the other party (the "Tax Indemnitor") may be required to indemnify the Tax Indemnitee pursuant to this Article VII, the Tax Indemnitee shall promptly notify the Tax Indemnitor thereof in writing. Such notice shall include sufficient information with respect to the issues as to which indemnity may be sought to enable the Tax Indemnitor to determine whether to request the Tax Indemnitee to contest the Adjustment.

              (ii) Contest Rights and Conditions.  If the Tax Indemnitor
                   -----------------------------
requests in writing within 20 days of the receipt of the notification referred to in Section 7.06(a)(i) that the Tax Indemnitee contest the Adjustment, the Tax Indemnitee shall contest the Adjustment; provided that in no event shall the Tax Indemnitee be required to contest any Adjustment unless coincident with the Tax Indemnitor's request (A) the Tax Indemnitee shall have received (I) a written acknowledgment from the Tax Indemnitor of its obligation to indemnify the Tax Indemnitee in the event it does not prevail in contesting such Adjustment and
(II) an opinion from mutually acceptable Tax Counsel to the effect that a reasonable basis exists for contesting such Adjustment; and (B) if such contest is to be conducted in a manner requiring payment of a proposed tax deficiency, the Tax Indemnitor shall have advanced to the Tax Indemnitee, on an interest-free basis, an amount sufficient to make payment of the amount attributable to the contested Adjustment, together with any required interest, penalties and additions to tax. If any funds are advanced by the Tax Indemnitor in connection with any Tax Proceeding, any refund received to the extent fairly attributable to such advance shall be returned to the Tax Indemnitor, together with any interest thereon paid by the relevant taxing authority, promptly upon the Tax Indemnitee's receipt of such funds. If the Tax Indemnitor shall have requested the Tax Indemnitee to contest an Adjustment and complied with each of the terms and conditions set forth above, such Adjustment shall be contested, at the direction of the Indemnitor, by mutually acceptable Tax Counsel, at the Tax Indemnitor's sole cost and expense; provided that the Tax Indemnitee shall have the right to participate in such contest and to be represented by Tax Counsel of its own choosing at the Tax Indemnitee's sole cost and expense. If the Tax Indemnitor or the Tax Counsel conducting the contest under the direction of the Tax Indemnitor advocates or fails to protest before any taxing authority a position which would result in a material tax detriment to the Tax Indemnitee not subject to indemnification hereunder, the Tax Indemnitee may replace such Tax Counsel with Tax Counsel of its own selection (but at the Tax Indemnitee's sole cost and expense) and any tax detriment suffered by the Tax Indemnitee attributable to such position shall be an amount for which the Tax Indemnitee is entitled to indemnification hereunder.

              (iii)  Settlement; Release of Indemnification.  If the Tax
                     --------------------------------------
Indemnitor shall have requested the Tax Indemnitee to contest an Adjustment and complied with each of the terms and conditions set forth above, the Tax Indemnitee shall not settle or compromise any Adjustment for which indemnity is sought hereunder without the consent of the Tax Indemnitor unless it simultaneously releases the Tax Indemnitor from its obligations to indemnify the Tax Indemnitee with respect to the issues so settled or compromised. If the Tax Indemnitor shall fail to request the Tax Indemnitee to contest any Adjustment or shall fail to comply with the terms and conditions entitling it to make such request as set forth in
Section 7.06(a)(ii), the Tax Indemnitee may in its sole discretion elect to contest (or not contest) such Adjustment with Tax Counsel selected by it, and may at any time settle or compromise the matter without the consent of the Tax Indemnitor and without releasing its rights to indemnity from the Tax Indemnitor.

              (iv) Joint Responsibility.  If for the reasons described in
                   --------------------
Section 7.04(c) a Spin-Off Tax is incurred or is proposed by the IRS (or other taxing authority), the notice provisions in Section 7.06(a)(i) hereof shall apply, and notwithstanding any other provision of this Article VII Watts shall have control over any Tax Proceeding relating to such Spin-Off Tax, including without limitation the choice of Tax Counsel to represent it; provided, however, that Watts shall keep Circor informed of such Tax Proceeding and shall consult with Circor regarding the material issues raised; and further provided that (A) any choice of forum, (B) any decision to appeal, and (C) any settlement relating to the Spin-Off Tax shall be subject to Circor's approval, which shall not be unreasonably withheld.

          (b) Cooperation.  Without limiting Section 7.06(a) hereof, Watts and
              -----------
Circor agree to cooperate fully with each other in connection with all matters subject to this Agreement. Such cooperation includes but is not limited to:

              (i) making personnel and records available within 10 days (or such other period as may be reasonable under the circumstances) after a request for such personnel or records is made by the other party;

              (ii) retaining all records which may contain information or provide evidence relevant to any taxable period until such time as a Final Determination occurs with respect to such taxable period; provided, however, that such records need not be retained longer than 15 years after the end of the latest taxable period to which they relate and such records do not relate to an ongoing contest;

              (iii) executing, acknowledging and delivering any instrument or document (including protective refund claims) that may be necessary or helpful in connection with (A) any Return that the other party has the authority to prepare and file under this Agreement, (B) any refund or Tax Benefit to which the other party may be entitled, (C) any Tax Proceeding or other litigation, investigation or action that the other party has authority to control under this Agreement or which may effect any obligation or Tax liability of the other party under this Agreement, or (D) the carrying out of any obligation of the other party under this Agreement;

              (iv) using best efforts to obtain any documentation from any governmental authority or other third party that may be necessary or helpful in connection with the foregoing; and

              (v) keeping the other party fully informed with respect to any material developments relating to any matter subject to this Agreement.

          (c) Failure to Cooperate.  If Watts or Circor, as the case may be,
              --------------------
fails to provide any information requested pursuant to Section 7.06(b)(i), then the requesting party shall have the right to engage a public accountant of its choice to gather such information. Watts and Circor agree to permit such public accountant full access to all appropriate records or other information in the possession of any member of the Watts Group or the Circor Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountant.

          (d) Indemnity.  Watts agrees to indemnify and hold harmless each
              ---------
member of the Circor Group (and their officers and employees), and Circor agrees to indemnify and hold harmless each member of the Watts Group (and their officers and employees) from any Tax and or any related cost, fine, penalty or other expense of any kind attributable to the negligence or misconduct of a member of the Watts Group or the Circor Group, as the case may be, in supplying inaccurate or incomplete information to a member of the other Group.

     Section 7.07.  Sole Tax Sharing Agreement.
                    --------------------------

          (a) All existing Tax sharing agreements or arrangements (if any), written or unwritten, between the Watts Group the Circor Group shall be or shall have been terminated as of the Distribution Date. On and after the Distribution Date the Watts Group and the Circor Group shall have no rights or liabilities (including, without limitation, any rights and liabilities that accrued prior to the Distribution Date) under such terminated agreements and arrangements, and this Article VII shall constitute the sole Tax sharing agreement between the Watts Group and the Circor Group.

          (b) This Article VII does not address the Tax sharing arrangements, if any, (i) among members of the Watts Group or (ii) among members of the Circor Group.

      Section 7.08. Overlap with Other Provisions.  If both (i) the provisions
                    -----------------------------
of this Article VII and (ii) other provisions of this Agreement are by their terms applicable, then the provisions of this Article VII shall govern.


                       ARTICLE VIII - ACCOUNTING MATTERS

      Section 8.01. Allocation of Prepaid Items and Reserves.  All prepaid
                    ----------------------------------------
items and reserves that have been maintained by Watts on a consolidated basis but that relate in part to assets or liabilities of the Circor Group shall be allocated between Watts and Circor in such reasonable manner as they shall mutually agree.

      Section 8.02. Accounting Treatment of Assets Transferred and Liabilities
                    ----------------------------------------------------------
Assumed. All transfers of Assets of the Watts Group to the Circor Group pursuant
-------
to this Agreement shall constitute contributions by Watts to the capital of Circor. All transfers of Assets of the Circor Group to the Watts Group, and the assumption by the Circor Group of Liabilities of the Watts Group, net of Assets received, shall be treated as a distribution by Circor to Watts.

      Section 8.03. Intercompany Accounts.  All intercompany accounts between
                    ---------------------
members of the Watts Group and members of the Circor Group existing as of 11:59 p.m. on the day before the Distribution Date, shall be canceled as of such time and netted into equity in accordance with Section 8.02 above.

                           ARTICLE IX - INFORMATION

      Section 9.01. Provision of Corporate Records.  Watts and Circor shall
                    ------------------------------
each arrange as soon as practicable following the Distribution Date for the delivery to the other of existing corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs.

      Section 9.02. Access to Information.  From and after the Distribution
                    ---------------------
Date, Watts and Circor shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

      Section 9.03. Litigation Cooperation.  Watts and Circor shall each use
                    ----------------------
reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Distribution Date in which the requesting party may from time to time be involved.

      Section 9.04. Reimbursement.  Watts and Circor, each providing
                    -------------
information or witnesses under Sections 9.01, 9.02 or 9.03 to the other, shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

      Section 9.05. Retention of Records.  Except as otherwise required by law
                    --------------------
or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the Watts Industries, Inc. record retention policy and with past practice. Notwithstanding the foregoing, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records.

      Section 9.06. Confidentiality.
                    ---------------

          (a) Each party shall, and shall cause each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, all information concerning the other party (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party or any of its directors, officers, employees, agents, consultants or advisors, or (ii) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, who shall be advised of and agree in writing to comply with the provisions of this Section 9.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

          (b) In the event that any party or any member of its Group either (i) determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law or (ii) receives any demand under lawful process or from any governmental authority to disclose or provide information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the person that received such request may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or by lawful process or such governmental authority.


                       ARTICLE X - INTEREST ON PAYMENTS

     Except as otherwise expressly provided in this Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by wire transfer of immediately available funds to an account in the United States designated by the recipient, within [thirty (30)] days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a floating rate of interest equal to the prime commercial lending rate publicly announced by BankBoston, N.A. or any successor thereto at its principal office (or any alternative rate substituted therefor by such bank).

                          ARTICLE XI - MISCELLANEOUS

      Section 11.01. Expenses.  Except as specifically provided in this
                     --------
Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this Agreement (including transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors) shall be paid by Watts. Without limiting the foregoing, Watts shall pay the legal, filing, accounting, printing and other expenses in connection with the preparation, printing and filing of the Form 10.

      Section 11.02. Notices.  All notices and communications under this
                     -------
Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given addressed as follows (i) one business day after deposit with a recognized overnight mail carrier, (ii) upon receipt of a confirmation by the sender, in the case of a facsimile, or (iii) if sent by certified U.S. Mail, three (3) days after being deposited:

          If to Watts, to:  Watts Industries, Inc.
                            815 Chestnut Street
                            North Andover, MA 01845-6098
                            Facsimile: (978) 794-1848
                            Attention:  General Counsel

          If to Circor, to: CIRCOR International, Inc.
                            35 Corporate Drive
                            Burlington, MA 01803
                            Attention:  Corporate Secretary

Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

     Section 11.03.  Amendment and Waiver.  This Agreement may not be altered
                     --------------------
or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

      Section 11.04. Entire Agreement.  This Agreement, together with the
                     ----------------
Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this

Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

      Section 11.05.  Assignment.  Neither of the parties hereto may assign its
                      ----------
rights or delegate any of its duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the Watts Group and the Circor Group and the Watts Indemnitees and Circor Indemnitees under Articles IV and V hereof.

      Section 11.06. Further Assurances and Consents.  In addition to the
                     -------------------------------
actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

      Section 11.07.  Severability.  The provisions of this Agreement are
                      ------------
severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

      Section 11.08.  Governing Law.  This Agreement shall be construed in
                      -------------
accordance with, and governed by, the laws of The Commonwealth of Massachusetts, without regard to the conflicts of law rules of such commonwealth.

      Section 11.09.  Counterparts.  This Agreement may be executed in one or
                      ------------
more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

     Section 11.10.  Survival of Covenants.  Except as expressly set forth in
                     ---------------------
any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Distribution and shall remain in full force and effect.

      Section 11.11.  Disputes.
                      --------

          (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be subject to the provisions of this
Section 11.11; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining equitable or other judicial relief (including without limitation injunctive relief) to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall thereupon attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within twenty (20) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive. Within forty-five (45) days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

          (c) If the Dispute has not been resolved by negotiation within sixty
(60) days of the first party's notice, or if the parties failed to meet within forty-five (45) days, the parties shall endeavor to settle the Dispute by mediation under the mediation rules of the Center for Public Resources (the "CPR") with the mediator to be appointed by the CPR from its National CPR Panel.

          (d) If the Dispute has not been resolved within 180 days after delivery of the first notice under Section 11.11(b), then the Dispute shall be finally settled by binding arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Arbitration Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
(S)(S)1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

     Such proceedings shall be administered by the neutral advisor in accordance with the CPR Arbitration Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

          (i) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

          (ii) no other discovery;

          (iii) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

          (iv) decision to be rendered not more than ten (10) days following such hearings.

     Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.11 shall not apply with respect to any equitable remedies to which any party may be entitled.

                                 [END OF TEXT]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                             WATTS INDUSTRIES, INC.


                             By: /s/ Timothy P. Horne
                                --------------------------------------
                                 Timothy P. Horne
                                 President and Chief Executive Officer


                             CIRCOR INTERNATIONAL, INC.


                             By: /s/ David A. Bloss, Sr.
                                --------------------------------------
                                 David A. Bloss, Sr.
                                 President and Chief Executive Officer

                                   EXHIBIT A
                                   ---------

                                   Circor Group


                                   Circle Seal Controls, Inc.
                                   Circle Seal Corporation
                                   CIRCOR IP Holding Corp.
                                   CIRCOR, Inc.
                                   De Martin Srl
                                   Go Regulator, Inc.
                                   Hoke, Inc.
                                   IOG Canada
                                   KF Industries, Inc.
                                   KF Sales Corp.
                                   Leslie Controls, Inc.
                                   Pibiviesse SpA
                                   SSI Equipment, Inc.
                                   Spence Engineering Co., Inc.
                                   Suzhou Watts Joint Venture (SWVC)

                                   EXHIBIT B
                                   ---------

                        Sequence of Transactional Steps

                                 See attached.

                              Schedule 3.02(b)(ii)
                              --------------------

                     Agreements Surviving the Distribution

                                     None.

                                  Schedule A-1
                                  ------------

                                 Circor Assets

                                  Schedule A-2
                                  ------------

                            Assets Retained by Watts

                                  Schedule L-1
                                  ------------

                               Circor Liabilities

                                  Schedule L-2
                                  ------------

                               Watts Liabilities